Form 8-K

                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION

                         Washington, D. C.  20549


                      PURSUANT TO SECTION 13 OR 15(d) OF
                    THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 1996
                                                 --------------------


                         WESTMORELAND COAL COMPANY
                      ------------------------------
          (Exact name of registrant as specified in its charter)


DELAWARE                            0-752             23-1128670
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(State or other jurisdiction    (Commission File   (I.R.S. Employer
of incorporation or organization)  Number       Identification No.)

2 North Cascade Avenue, 14th Floor    Colorado Springs, Colorado     80903
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(Address of principal executive offices)                          (Zip Code)

Registrant's telephone number,
   including area code:                            719-442-2600
                                                  --------------

Item 5.     Other Events

            The Company announced that it and four subsidiaries have filed for protection under Chapter 11 of the Federal Bankruptcy Code in Colorado to protect the Company's value from demands by United Mine Workers of America (UMWA) Pension and Benefit Funds. Despite last ditch efforts by Westmoreland, long standing company-initiated discussions with the Funds aimed at a structured "win-win" settlement of over $160 million in retiree benefit obligations remained unsuccessful as of this morning. Therefore, the Company determined it must file in light of continuing demands and litigation by the Funds to force Westmoreland to make payments beyond its financial capacity, which would ultimately result in its liquidation at a substantially diminished value. As reported on December 19, 1996, the Company had hoped to settle its obligations through negotiation rather than being forced to move the issue into bankruptcy court, but its attempts over the last 14 months were rejected by the Funds.


Item 7.     Financial Statements and Exhibits

         (c)

         No.         Description

         99.11       Press release dated December 23, 1996




                                 SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                              WESTMORELAND COAL COMPANY



Date: December 23, 1996          By:/s/ Robert J. Jaeger
                                    ------------------------------
                                    Robert J. Jaeger
                                    Senior Vice President-Finance
                                    Treasurer and Controller




Exhibit 99.11


                   ------------------------------------
                         Westmoreland Coal Company
                         Files for Protection From
                            UMWA Benefit Funds
                   ------------------------------------


Colorado Springs, CO -- December 23, 1996 -- Westmoreland Coal Company (NYSE:WCX) announced today that it and four subsidiaries have filed for protection under Chapter 11 of the Federal Bankruptcy Code in Colorado to protect the Company's value from demands by United Mine Workers of America
(UMWA) Pension and Benefit Funds. Despite last ditch efforts by Westmoreland, long standing company-initiated discussions with the Funds aimed at a structured "win-win" settlement of over $160 million in retiree benefit obligations remained unsuccessful as of this morning. Therefore, the Company determined it must file in light of continuing demands and litigation by the Funds to force Westmoreland to make payments beyond its financial capacity, which would ultimately result in its liquidation at a substantially diminished value. As reported on December 19, 1996, the Company had hoped to settle its obligations through negotiation rather than being forced to move the issue into bankruptcy court, but its attempts over the last 14 months were rejected by the Funds.

Christopher K. Seglem, Chairman, President and CEO stated, "Westmoreland is trying to serve obligations, not escape them. We do not dispute our obligation to provide 100%, lifetime health benefits to UMWA retirees under the Federal Coal Act passed in 1992. We do, however, challenge an interpretation and the administration of that Act which would result in the forced liquidation of our 142-year old Company. Liquidation would destroy millions of dollars in value, eliminate jobs, and leave unfunded as much as $200 million in remaining liabilities, including some related to the very beneficiaries sought to be protected by this legislation. That is an irresponsible and needless course of action by the UMWA Funds."

"Westmoreland's approach is to maximize the Company's value by preserving it as an ongoing entity. This approach assures the greatest possible contribution to Benefit Fund retirees, and also protects other stakeholders, including unrelated retirees, other coal producers, workers compensation recipients, customers, employees, shareholders, and the public, which may eventually be called upon to shoulder the cost of these benefits if the industry and its successor businesses cannot. Westmoreland will not voluntarily allow liquidation of the Company only to partially fund certain UMWA benefits under these circumstances. Our duty is to resist that and to do the right thing for these retirees and other stakeholders. Westmoreland has sought court protection in an effort to safeguard the interests of all constituencies and maximize the value of the enterprise on all their behalves."

                ADDITIONAL BACKGROUND INFORMATION ATTACHED
                                     #
        For further information contact Diane Jones (719) 448-5814 or Wendy Petty at the Jefferson Group (303) 837-1110 ext. 239


WESTMORELAND OVERVIEW

Company. Westmoreland Coal Company, which relocated to Colorado Springs from Philadelphia, Pennsylvania in 1995, is the oldest independent coal producer in the United States. It is now a significant independent power producer as well. By the late 1980's Westmoreland was experiencing significant periodic financial losses caused by the high cost of operating its unionized Eastern properties and declining coal prices. Beginning in 1992, the Company initiated a turnaround effort which included discontinuation of unprofitable operations, the sale of non-core assets, and elimination of its bank debt. That effort is virtually complete today, and the Company's current coal and energy operations are solid and cash producing. Westmoreland's value is greatest as a unified ongoing enterprise, partly because of nearly $175 million worth of off balance sheet tax assets (net operating loss carryforwards), the value of which would be lost if the Company liquidated or sold off its major income producing business units, Westmoreland Resources, Inc. (coal) or Westmoreland Energy, Inc. (independent power). As a public company (NYSE:
WCX), Westmoreland's efforts and financial status are well documented.

1992 Coal Act. However, this 142-year old Company carries the burden of substantial "heritage costs," including lifetime, 100% medical benefits for union retirees and their dependents as guaranteed by the Coal Industry Retiree Health Benefits Act of 1992 ("Coal Act"). Under the direction of various UMWA Benefit Funds, the Coal Act requires coal companies who signed any National Bituminous Coal Wage Agreement since 1950, related parties and successors, to provide lifetime medical benefits to United Mine Workers of America (UMWA) employees who retired before October of 1994 and their dependents. These obligations are joint and several, creating a "last man's club" among coal producers and their successors. Westmoreland's cash payments to the Funds exceed $14 million per year and include support of beneficiaries who never worked for Westmoreland or any of its affiliates, but whose employers have already gone out of business. Westmoreland faces additional cash liabilities under the Coal Act of approximately $4 million in "catch up" costs for newly assigned additional beneficiaries and $21 million to secure future health benefit obligations, as well as another $14 million for UMWA Pension Plan withdrawal because of the Company's imminent termination of union operations in Appalachia. These liabilities total over $200 million on a present value basis, and over $700 million on a pay-as-you-go cash basis. The Company's other benefit costs include workers compensation expenses of over $5 million per year.

Problem. Although Westmoreland is trying to support the provision of benefits to Funds' retirees, it is unable to cover fully their enormous annual cash costs along with its other obligations. Even though Westmoreland has sold assets to generate positive cash flow up until now, such sales cannot continue indefinitely and do not produce enough cash to enable the Company to meet its continued obligations to the Funds for the long term. Continued asset sales now, combined with a failure of the Funds to reach a timely long-term agreement, would result in the eventual total liquidation of the Company at less than its full value as an ongoing business. Liquidation of the Company would leave hundreds of millions of dollars of liabilities to be funded by someone else. It is inevitable, therefore, that some portion of the cost of benefits currently borne by Westmoreland will be transferred to the Funds and in turn, at least for now, to the other coal producers who, like Westmoreland, are jointly and severally liable and by law must contribute to them.

Over One Year of Unfruitful Discussions with the Benefit Funds.
Recognizing it would not be able to fund the benefit costs and in pursuit of a fair and realistic approach to advantage all concerned, Westmoreland initiated discussions with the UMWA Benefit Funds in November 1995. The Funds demanded that Westmoreland continue paying benefits "as the price of admission" for discussions so, the Company was forced to continue selling assets in order to pay benefits during this period. Westmoreland offered several proposals which would provide for contributions in excess of what the Funds would receive in a liquidation. These proposals included provisions for ongoing contributions. The Funds failed to accept any of Westmoreland's proposals and offered no counter proposals. With Westmoreland behind in payments, and with the Company facing ongoing liquidity constraints imposed by continued payment of benefits, its healthcare administrator suspended administration of benefits on November 27, 1996. Coal Act beneficiaries were then transferred to the Funds where comparable benefits are provided. The rest of the Company's employees and retirees continue to receive their benefits from the Company. The Funds' response was to sue Westmoreland to force continued payment. On December 13, 1996, saying "it is immaterial to the (Benefit Funds) Trustees whether Westmoreland obtains the necessary funds through liquidation or otherwise," the Funds proposed a lump sum payment by Westmoreland of $110 million, their first and only offer after 14 months of discussions. Westmoreland could not pay anything close to this amount, even if it did liquidate.

Westmoreland's Position and Commitment. Westmoreland can't pay the full cost of these benefits, but the Company wants to contribute and help assure the beneficiaries are secure now and in the future. Westmoreland's approach maximizes the Company's value, thereby producing the greatest possible contribution to Benefit Funds retirees, and protects other stakeholders, including unrelated retirees, coal producers, workers compensation recipients, customers, employees, shareholders and the public. Unless a structured settlement with the Funds can be achieved, much value will be lost. Assets will be sold at "going out of business" prices. Jobs will be destroyed, retirees will be hurt, and other obligations will be unfulfilled. Benefit costs of other coal producers will be needlessly increased. The public may eventually have to bear costs the industry cannot. All this may be minimized, if not avoided, by Westmoreland's approach which emphasizes the preservation and creation of value through continued operation rather than its destruction through liquidation.

Westmoreland will not voluntarily allow liquidation of the Company, especially at a great loss of value, only to partially fund certain UMWA retiree obligations and at the expense of its other statutory obligations and its responsibility to beneficiaries, employees, customers, suppliers, partners, shareholders, its industry, and the public. Accordingly, the Company has sought court protection in an effort to safeguard the interests of all constituencies and maximize the value of the enterprise on all their behalves.